Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No.1 to the Registration Statement (No. 333-212436) on Form N-2 of Newtek Business Services Corp. of our reports dated March 15, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Pre-Effective Amendment No. 1 to the Registration Statement.

We also consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm", “Selected Consolidated Financial and Other Data”, and “Senior Securities” in such Prospectus.

/s/ RSM US LLP

New York, New York

August 24, 2016